Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following description of the ordinary shares and the articles of association of MDxHealth SA (“MDxHealth”, the “Company” or “we,” “our,” or “us”) is a summary and does not purport to be complete. This summary is subject to, and qualified in its entirety by reference to, the complete text of the Company’s articles of association, which is incorporated by reference to Exhibit 1.1 of the Company’s Annual Report on Form 20-F, to which this description is also an exhibit.

As of December 31, 2023, MDxHealth had the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Ordinary shares, no nominal value per share	MDXH	The Nasdaq Capital Market

I. ORDINARY SHARES

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION

Form and Transferability of Our Shares

All our ordinary shares are fully paid and rank pari passu in all respects with all other existing and outstanding shares of the Company. All of our shares belong to the same class of securities and are in registered form or in dematerialized form. All of our outstanding shares are fully paid-up and freely transferable, subject to any contractual restrictions. Belgian company law and our articles of association entitle shareholders to request, in writing and at their expense, the conversion of their dematerialized shares into registered shares and vice versa. Any costs incurred as a result of the conversion of shares into another form will be borne by the shareholder. For shareholders who opt for registered shares, the shares will be recorded in our shareholder register.

Currency

Our share capital, which is represented by our outstanding ordinary shares, is denominated in Euros.

Changes to the share capital decided by the shareholders

In principle, changes to our share capital are decided by our shareholders. Our general shareholders’ meeting may at any time decide to increase or reduce the share capital of the Company. Such resolution must satisfy the quorum and majority requirements that apply to an amendment of the articles of association, as described below under “— Right to attend and vote at general shareholders’ meetings” and “— Quorum and majorities.”

Capital increases decided by the board of directors

Subject to the quorum and majority requirements described below under subsection “— Right to attend and vote at general shareholders’ meetings” and subsection “— Quorum and majorities”, the general shareholders’ meeting may authorize our board of directors, within certain limits, to increase our share capital without any further approval of our shareholders. This is the so-called authorized capital. This authorization needs to be limited in time (i.e. it can only be granted for a renewable period of maximum five years).

By virtue of the resolution of the extraordinary general shareholders’ meeting of the Company held on June 30, 2023, as published by excerpt in the Annexes to the Belgian Official Gazette (Belgisch Staatsblad/Moniteur belge) on July 7, 2023 under number 23368447, which entered into force on July 7, 2023, the board of directors of the Company has been granted certain powers to increase our share capital in the framework of the authorized capital. The powers under the authorized capital have been set out in article 6 of the Company’s articles of association. Pursuant to the authorization granted by the extraordinary general shareholders’ meeting, the board of directors was authorized to increase the share capital of the Company on one or several occasions by a maximum aggregate amount of EUR 163,471,629.58 (excluding issue premium, as the case may be).

The board of directors may increase the share capital by contributions in cash or in kind, by capitalization of reserves, whether available or unavailable for distribution, and capitalization of issue premiums, with or without the issuance of new shares, with or without voting rights, that will have the rights as will be determined by the board of directors. The board of directors is also authorized to use this authorization for the issuance of convertible bonds or subscription rights, bonds with subscription rights or other securities.

In the event of a capital increase decided by the board of directors within the framework of the authorized capital, all issue premiums booked, if any, will be accounted for in accordance with the provisions of these articles of association.

The board of directors is authorized, when exercising its powers within the framework of the authorized capital, to restrict or cancel, in the interest of the company, the preferential subscription rights of the shareholders. This restriction or cancellation of the preferential subscription rights can also be done in favor of members of the personnel of the Company or of its subsidiaries, or in favor of one or more persons other than members of the personnel of the Company or of its subsidiaries.

The board of directors is authorized, with the right of substitution, to amend the articles of association, after each capital increase that has occurred within the framework of the authorized capital, in order to bring them in conformity with the new situation of the share capital and the shares.

So far, the board of directors has used its powers under the authorized capital on October 20, 2023, by issuing 250,000 new shares to Exact Sciences in connection with an amendment to their GPS prostate cancer business asset purchase agreement, deferring the Company’s initial earnout payment by 3 years, from 2024 to 2027, for an aggregate amount of EUR 831,123.31. As a result, the board of directors still has the authority under the authorized capital to increase the share capital of the Company by an aggregate amount of EUR 162,640,506.27 (excluding issue premium, as the case may be).

Preferential Subscription Rights

In the event of a capital increase for cash with the issue of new shares, or in the event of an issue of convertible bonds or subscription rights, the existing shareholders have a preferential right to subscribe, pro rata, to the new shares, convertible bonds or subscription rights. These preferential subscription rights are transferable during the subscription period.

Our general shareholders’ meeting may decide to limit or cancel this preferential subscription right, subject to special reporting requirements. Such decision by the general shareholders’ meeting needs to satisfy the same quorum and majority requirements as the decision to increase our share capital.

The shareholders may also decide to authorize our board of directors to limit or cancel the preferential subscription right within the framework of the authorized capital, subject to the terms and conditions set forth in the Belgian Companies and Associations Code. As mentioned above, our board of directors of the Company has been granted certain powers to increase our share capital in the framework of the authorized capital and to cancel the statutory preferential subscription rights of the shareholders (within the meaning of articles 7:191 and 7:193 of the Belgian Companies and Associations Code). The powers under the authorized capital have been set out in article 6 of the Company’s articles of association.

Generally, unless expressly authorized in advance by the general shareholders’ meeting, the authorization of the board of directors to increase our share capital through contributions in cash with cancellation or limitation of the preferential subscription right of the existing shareholders is suspended as of the notification to us by the Belgian Financial Services and Markets Authority, or the FSMA, of a public takeover bid on our financial instruments. Our general shareholders’ meeting did not grant such express authorization to our board of directors. See also “— Capital increases decided by the board of directors” above.

Under the Delaware General Corporation Law (the “DGCL”), shareholders of a Delaware corporation have no pre-emptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the corporation’s certificate of incorporation.

Acquisition and Sale of own Shares

We may acquire, pledge and dispose of our own shares, profit certificates or associated certificates at the conditions provided for by articles 7:215 and following of the Belgian Companies and Associations Code. These conditions include a prior special shareholders’ resolution approved by at least 75% of the votes validly cast at a general shareholders’ meeting (whereby abstentions are not included in the numerator nor in the denominator) where at least 50% of the share capital and at least 50% of the profit certificates, if any, are present or represented.

Furthermore, shares can only be acquired with funds that would otherwise be available for distribution as a dividend to the shareholders and the transaction must relate to fully paid-up shares or associated certificates. Furthermore, an offer to purchase shares must be made by way of an offer to all shareholders under the same conditions.

Generally, the general shareholders’ meeting or the articles of association determine the amount of shares, profit certificates or certificates that can be acquired, the duration of such an authorization which cannot exceed five years as from the publication of the proposed resolution as well as the minimum and maximum price that the board of directors can pay for the shares. The prior approval by the shareholders is not required if we purchase the shares to offer them to our personnel, in which case the shares must be transferred within a period of 12 months as from their acquisition.

We may, without prior authorization by the general shareholders’ meeting, dispose of the Company’s own shares, profit certificates or associated certificates in the limited number of situations set out in article 7:218 of the Belgian Companies and Associations Code.

As of the date of our Annual Report on Form 20-F, our company does not hold any own shares.

Under the DGCL, a Delaware corporation may purchase or redeem its own shares, unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation.

Description of the Rights and Benefits Attached to Our Shares

Right to attend and vote at general shareholders’ meetings

Annual meetings of shareholders

Our annual general shareholders’ meeting is held at the registered office of our Company (in Belgium) or at the place determined in the notice convening the general shareholders’ meeting. The meeting is held every year on the last Thursday of May at 15:00 p.m. (Belgian time). If this day would be a Belgian public holiday, the annual general shareholders’ meeting shall be held on the previous business day. At our annual general shareholders’ meeting, the board of directors submits to the shareholders the audited non-consolidated and consolidated annual financial statements and the reports of the board of directors and of the statutory auditor with respect thereto.

The general shareholders’ meeting then decides on the approval of the statutory annual financial statements, the proposed allocation of the Company’s profit or loss, the release from liability of the directors and the statutory auditor, and, when applicable, the (re-)appointment or dismissal of the statutory auditor and/or of all or certain directors. In addition, as relevant, the general shareholders’ meeting must also decide on the approval of the remuneration of the directors and statutory auditor for the exercise of their mandate (see also “— Voting rights attached to the ordinary shares” below).

Special and extraordinary general shareholders’ meetings

Our board of directors or the statutory auditor (or the liquidators, if appropriate) may, whenever the interest of our Company so requires, convene a special or extraordinary general shareholders’ meeting. Pursuant to article 7:126 of the Belgian Companies and Associations Code, such general shareholders’ meeting must also be convened every time one or more shareholders holding, alone or together, at least 10% of our company’s share capital so request. Shareholders that do not hold at least 10% of our share capital do not have the right to have the general shareholders’ meeting convened.

Under the DGCL, special meetings of the shareholders of a Delaware corporation may be called by such person or persons as may be authorized by the certificate of incorporation or by the bylaws of the corporation, or if not so designated, as determined by the board of directors. Shareholders generally do not have the right to call meetings of shareholders, unless that right is granted in the certificate of incorporation or the bylaws.

Notices convening the general shareholders’ meeting

The notice convening the general shareholders’ meeting must state the place, date and hour of the meeting, must include an agenda indicating the items to be discussed and the proposed resolutions, and must be published at least 15 calendar days prior to the general shareholders’ meeting in the Belgian Official Gazette (Belgisch Staatsblad/Moniteur Belge), in a newspaper that is published nation-wide in Belgium, in paper or electronically, and on our company’s website. A publication in a nation-wide newspaper is not needed for annual general shareholders’ meetings taking place on the date, hour and place indicated in the articles of association of the Company if the agenda is limited to the treatment and approval of the financial statements, the annual report of the board of directors, the report of the statutory auditor, and the discharge from liability of the directors and statutory auditor. See also “— Voting Rights attached to the ordinary shares” below. In addition to this publication, the notice has to be distributed at least 15 calendar days prior to the meeting via the normal publication means that the Company uses for the publication of press releases. The term of 15 calendar days prior to the general shareholders’ meeting for the publication and distribution of the convening notice can be reduced to 10 calendar days for a second meeting if, as the case may be, the applicable quorum for the meeting is not reached at the first meeting, the date of the second meeting was mentioned in the notice for the first meeting and no new item is put on the agenda of the second meeting. See also further below under “— Quorum and majorities.”

At the same time as its publication, the convening notice must also be sent to the holders of registered shares, holders of registered convertible bonds, holders of registered subscription rights, holders of registered certificates issued with the co-operation of the Company (if any), and, as the case may be, to the directors and statutory auditor of the Company. This communication needs to be made by e-mail unless the addressee has informed the Company that it wishes to receive the relevant documentation by another equivalent means of communication. If the relevant addressee does not have an e-mail address or if it did not inform the Company thereof, the relevant documentation will be sent by ordinary mail.

Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the shareholders of a Delaware corporation must be given to each shareholder entitled to vote at the meeting not less than ten nor more than sixty days before the date of the meeting and shall specify the place, date, hour and, in the case of a special meeting, the purpose of the meeting.

Formalities to attend the general shareholders’ meeting

All holders of shares, warrants, profit-sharing certificates, non-voting shares, convertible bonds, subscription rights or other securities issued by our company, as the case may be, and all holders of certificates issued with the co-operation of our company (if any) can attend the general shareholders’ meetings insofar as the law or the articles of association entitles them to do so and, as the case may be, gives them the right to participate in voting. The articles of association determine the formalities that shareholders need to fulfill to be admitted to the general shareholders’ meeting. As the case may be, the formalities for the registration of securities holders, and the notification of our company must be described in the notice convening the general shareholders’ meeting.

Electronic participation

Our board of directors has the possibility to organize the general shareholders’ meeting by means of electronic communication which must (i) allow the Company to verify the capacity and identity of the shareholders using it; (ii) at least enable (a) the securities holders to directly, simultaneously and continuously follow the discussions during the meeting and (b) the shareholders to exercise their voting rights on all points on which the general shareholders’ meeting is required to take a decision; and (iii) allow the securities holders to actively participate to the deliberations and to ask questions during the meeting.

Voting by proxy or remote voting

Each shareholder has, subject to compliance with the requirements set forth above under “— Formalities to attend the general shareholders’ meeting”, the right to attend a general shareholders’ meeting and to vote at the general shareholders’ meeting in person or through a proxy holder, who need not be a shareholder. The appointment of a proxy holder must be made in accordance with the applicable rules of Belgian law, including in relation to conflicts of interest and the keeping of a register.

The notice convening the meeting may allow shareholders to vote remotely in relation to the general shareholders’ meeting, by sending a paper form or, if specifically allowed in the notice convening the meeting, by sending a form electronically (in which case the form shall be signed by means of an electronic signature in accordance with applicable Belgian law). These forms shall be made available by our company. The original signed paper form must be received by our company within the term specified by the articles of association. Voting through the signed electronic form may occur until the last calendar day before the meeting.

Our company may also organize a remote vote in relation to the general shareholders’ meeting through other electronic communication methods, such as, among others, through one or several websites. Our company shall specify the practical terms of any such remote vote in the convening notice.

When votes are cast electronically, an electronic confirmation of receipt of the votes is sent to the relevant shareholders that cast the vote. After the general shareholders’ meeting, shareholders can obtain, at least upon request (which must be made no later than three months after the vote), the confirmation that their votes have been validly recorded and taken into account by the Company, unless that information is already available to them.

Holders of securities who wish to be represented by proxy or vote remotely must, in any case comply with the formalities to attend the meeting, as explained under “— Formalities to attend the general shareholders’ meeting.” Holders of shares without voting rights, profit-sharing certificates without voting rights, convertible bonds, warrants or certificates issued with the cooperation of our company may attend the general shareholders’ meeting but only with an advisory vote.

Voting rights attached to the ordinary shares

Each shareholder of the Company is entitled to one vote per ordinary share. Shareholders may vote by proxy, subject to the rules described below in “— Right to attend and vote at general shareholders’ meetings” and “— Voting by proxy or remote voting.”

Voting rights can be mainly suspended in relation to shares:

●	which are not fully paid up, notwithstanding the request thereto of the board of directors of the Company;

●	to which more than one person is entitled or on which more than one person has rights in rem (zakelijke rechten/droits réels) on, except in the event a single representative is appointed for the exercise of the voting right vis-à-vis the Company;

●	which entitle their holder to voting rights above the threshold of 25% of the total number of voting rights attached to the outstanding financial instruments of our company on the date of the relevant general shareholders’ meeting, in the event that the relevant shareholder has not notified us at least 20 calendar days prior to the date of the general shareholders’ meeting in accordance with the applicable rules of the Belgian Companies and Associations Code; or

●	of which the voting right was suspended by a competent court.

Pursuant to the Belgian Companies and Associations Code, the voting rights attached to shares owned by the Company, or a person acting in its own name but on behalf of the Company, or acquired by a subsidiary of the Company, as the case may be, are suspended. Generally, the general shareholders’ meeting has sole authority with respect to:

●	the approval of the annual financial statements of the Company;

●	the distribution of profits (except interim dividends (see “— Dividends” below));

●	the appointment and dismissal of directors of the Company;

●	the appointment and dismissal of the statutory auditor of the Company;

●	the granting of release from liability to the directors and the statutory auditor of the Company;

●	the determination of the remuneration of the directors and of the statutory auditor for the exercise of their mandate;

●	the filing of a claim for liability against directors;

●	the decisions relating to the dissolution, merger and certain other reorganizations of the Company; and

●	the approval of amendments to the articles of association.

Quorum and majorities

In general, there is no attendance quorum requirement for a general shareholders’ meeting and decisions are generally passed with a simple majority of the votes of the shares present or represented. However, capital increases (other than those decided by the board of directors pursuant to the authorized capital), decisions with respect to the Company’s dissolution, mergers, de-mergers and certain other reorganizations of the Company, amendments to the articles of association (other than an amendment of the corporate purpose), and certain other matters referred to in the Belgian Companies and Associations Code do not only require the presence or representation of at least 50% of the share capital of our Company but also a majority of at least 75% of the votes cast (whereby abstentions are not included in the numerator nor in the denominator). An amendment of our company’s corporate purpose requires the approval of at least 80% of the votes cast at a general shareholders’ meeting (whereby abstentions are not included in the numerator nor in the denominator), which can only validly pass such resolution if at least 50% of the share capital of the Company and at least 50% of the profit certificates, if any, are present or represented. In the event where the required quorum is not present or represented at the first meeting, a second meeting needs to be convened through a new notice. The second general shareholders’ meeting may validly deliberate and decide regardless of the number of shares present or represented. The special majority requirements, however, remain applicable.

Under the DGCL, the certificate of incorporation or bylaws of a Delaware corporation may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

Right to ask questions

Within the limits of article 7:139 of the Belgian Companies and Associations Code, security holders have a right to ask questions to the directors in connection with the report of the board of directors or the items on the agenda of such general shareholders’ meeting. However, directors may, in the interest of the Company, refuse to answer questions when the communication of certain information or facts could cause prejudice to the Company or is contrary to the obligations of confidentiality entered into by them or by the Company.

Shareholders can also ask questions to the statutory auditor in connection with its report. Such questions can be submitted in writing prior to the meeting or can be asked at the meeting. Written questions to the statutory auditor must be submitted to the Company at the same time. The statutory auditor may, in the interest of the Company, refuse to answer questions when the communication of certain information or facts could cause prejudice to the Company or is contrary to its professional secrecy or to obligations of confidentiality entered into by the Company. The statutory auditor has the right to speak at the general meeting in connection with the performance of its duties.

Written and oral questions will be answered during the meeting concerned in accordance with applicable law. In addition, in order for written questions to be considered, the shareholders who submitted the written questions concerned must comply with the formalities to attend the meeting, as explained under “— Formalities to attend the general shareholders’ meeting.”

Dividends

All shares participate equally in the Company’s profits (if any). Pursuant to the Belgian Companies and Associations Code, the shareholders can in principle decide on the distribution of profits with a simple majority vote at the occasion of the annual general shareholders’ meeting, based on the most recent statutory audited financial statements, prepared in accordance with Belgian GAAP and based on a (non-binding) proposal of the Company’s board of directors. The Belgian Companies and Associations Code and the Company’s articles of association also authorize the board of directors to declare interim dividends without shareholder approval. The right to pay such interim dividends is, however, subject to certain legal restrictions.

Our company’s ability to distribute dividends is subject to availability of sufficient distributable profits as defined under Belgian law on the basis of our stand-alone statutory accounts prepared in accordance with Belgian GAAP. In particular, dividends can only be distributed if following the declaration and issuance of the dividends the amount of our net assets on the date of the closing of the last financial year as follows from the statutory non-consolidated financial statements (i.e. summarized, the amount of the assets as shown in the balance sheet, decreased with provisions and liabilities, all in accordance with Belgian accounting rules), decreased with, except in exceptional circumstances, to be disclosed and justified in the notes to the annual accounts, the non-amortized costs of incorporation and extension and non-amortized costs for research and development, does not fall below the amount of the paid-up capital (or, if higher, the issued capital), increased with the amount of non-distributable reserves.

In addition, pursuant to Belgian law and our articles of association, the Company must allocate an amount of 5% of our Belgian GAAP annual net profit (nettowinst/bénéfices nets) to a legal reserve in its stand-alone statutory accounts, until the legal reserve amounts to 10% of our share capital. Our legal reserve currently does not meet this requirement. Accordingly, 5% of our Belgian GAAP annual net profit during future years will need to be allocated to the legal reserve, limiting our ability to pay out dividends to our shareholders.

Under the loan and security agreement entered into between Innovatus Life Sciences Lending Fund I, LP (“Innovatus”) and MDxHealth on August 2, 2022, no distributions can be declared or made without the consent of Innovatus.

In addition, further financial restrictions and other limitations may be contained in future credit agreements.

The right to payment of dividends expires five years after the board of directors declared the dividend payable.

Under the DGCL, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for either or both of the fiscal year in which the dividend is declared and the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). Dividends may be paid in the form of shares, property or cash.

Appointment of Directors

Pursuant to the Belgian Companies and Associations Code and the articles of association, the board of directors must consist of at least three directors. Our Company’s Corporate Governance Charter provides that the board of directors should have a composition appropriate to the Company’s purpose, its operations, phase of development, structure of ownership and other specifics. Pursuant to the Belgian Companies and Associations Code and the articles of association of the company, the board of directors should be composed of at least three directors.

Liquidation Rights

Our company can only be voluntarily dissolved by a shareholders’ resolution passed with a majority of at least 75% of the votes cast at a meeting of shareholders where at least 50% of the share capital is present or represented. In the event the required quorum is not present or represented at the first meeting, a second meeting needs to be convened through a new notice. The second meeting of shareholders can validly deliberate and decide regardless of the number of shares present or represented.

Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution of a Delaware corporation must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. The DGCL allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

In the event of the dissolution and liquidation of our company, the assets remaining after payment of all debts and liquidation expenses will be distributed to the holders of our shares, each receiving a sum on a pro rata basis.

Pursuant to article 7:228 of the Belgian Companies and Associations Code, if, as a result of losses incurred, the ratio of our company’s net assets (determined in accordance with Belgian legal and accounting rules for non-consolidated financial statements) to share capital is less than 50%, the board of directors must convene an extraordinary general shareholders’ meeting within two months as of the date upon which the board of directors discovered or should have discovered this undercapitalization. At this general shareholders’ meeting the board of directors needs to propose either the dissolution of the Company or the continuation of the Company, in which case the board of directors must propose measures to ensure the Company’s continuity. The board of directors must justify its proposals in a special report to the shareholders. Shareholders representing at least 75% of the votes validly cast at this meeting have the right to dissolve the Company, provided that at least 50% of our share capital is present or represented at the meeting.

If, as a result of losses incurred, the ratio of the Company’s net assets to share capital is less than 25%, the same procedure must be followed, it being understood, however, that in that event shareholders representing 25% of the votes validly cast at the meeting can decide to dissolve the Company.

Pursuant to article 7:229 of the Belgian Companies and Associations Code, if the amount of the Company’s net assets has dropped below €61,500 (the minimum amount of share capital of a corporation with limited liability organised under the laws of Belgium (naamloze vennootschap/société anonyme)), any interested party is entitled to request the competent court to dissolve the Company. The court can order the dissolution of the Company or grant a grace period within which the Company is to remedy the situation.

If the Company is dissolved for any reason, the liquidation must be carried out by one or more liquidators appointed by the general shareholders’ meeting and whose appointment has been ratified by the enterprise court. Any balance remaining after discharging all debts, liabilities and liquidation costs must first be applied to reimburse, in cash or in kind, the paid-up capital of the shares not yet reimbursed. Any remaining balance shall be equally distributed amongst all the shareholders.

On the date of this report, the Company’s net equity is positive and thus does not fall within the scope of the articles 7:228 or 7:229 of the Belgian Companies and Associations Code.

Specific legislation and jurisdiction

Notification of significant shareholdings

Pursuant to Article 7:83 of the Belgian Companies and Associations Code, a notification to the Company is required by all natural persons and legal persons that directly or indirectly acquire dematerialized voting securities representing the share capital or not of a limited liability company, at the latest within five working days following the day of acquisition, of the number of securities it holds, when the voting rights attached to these securities reach 25% or more of the total voting rights at the time of the transaction requiring notification. This notification is also compulsory within the same period in case of a transfer of securities when as a result the voting rights fall below the 25% threshold mentioned above.

The obligation to disclose significant shareholdings as well as certain other provisions of Belgian law (e.g., merger control and authorized capital) that may apply to the Company, may make an unsolicited tender offer, merger, change in management or other change in control, more difficult. Such provisions could discourage potential takeover attempts that third parties may consider and that other shareholders may consider to be in their best interest and could adversely affect the market price of the shares. These provisions may also deprive shareholders of the opportunity to sell their shares at a premium (which is typically offered in the context of a takeover bid).

In accordance with U.S. federal securities laws, holders of our ordinary shares will be required to comply with disclosure requirements relating to their ownership of our securities. Any person that, after acquiring beneficial ownership of our ordinary shares, is the beneficial owners of more than 5% of our outstanding ordinary shares must file with the SEC a Schedule 13D or Schedule 13G, as applicable, disclosing the information required by such schedules, including the number of our ordinary shares that such person has acquired (whether alone or jointly with one or more other persons). In addition, if any material change occurs in the facts set forth in the report filed on Schedule 13D (including a more than 1% increase or decrease in the percentage of the total shares beneficially owned), the beneficial owner must promptly file an amendment disclosing such change.

Public Takeover Bids

Public takeover bids for the Company’s shares and other securities giving access to voting rights (such as subscription rights or convertible bonds, if any) are subject to supervision by the FSMA. Any public takeover bid must be extended to all of the Company’s voting securities, as well as all other securities giving access to voting rights. Prior to making a bid, a bidder must publish a prospectus which has been approved by the FSMA prior to publication.

Belgium has implemented the Thirteenth Company Law Directive (European Directive 2004/25/EC of 21 April 2004) by the Belgian Act of 1 April 2007 on public takeover bids, as amended, or the Belgian Takeover Act, and the Belgian Royal Decree of 27 April 2007 on public takeover bids, as amended, or the Belgian Takeover Decree. As the Company no longer qualifies a listed company under Belgian law since its de-listing from Euronext Brussels in December 2023, the requirement, provided for by the Belgian Act of April 1, 2007, to launch a mandatory bid for all of our outstanding shares and securities giving access to shares if a person, as a result of its own acquisition or the acquisition by persons acting in concert with it or by persons acting on their account, directly or indirectly holds more than 30% of the voting securities in a company that has its registered office in Belgium and of which at least part of the voting securities are traded on a regulated market or on a multilateral trading facility designated by the Belgian Royal Decree of 27 April 2007 no longer applies. This may allow existing shareholders or new investors to acquire significant influence or control over the Company by acquiring the shares in the market without being required to acquire the other outstanding voting securities, as well as for all other securities that entitle the holders thereof to the subscription to the acquisition of or conversion into voting securities.

There are several provisions of Belgian company law and certain other provisions of Belgian law, such as merger control, that may apply towards the Company and which may create hurdles to an unsolicited tender offer, merger, change in management or other change in control. These provisions could discourage potential takeover attempts that other shareholders may consider to be in their best interest and could adversely affect the market price of the shares of the Company. These provisions may also have the effect of depriving the shareholders of the opportunity to sell their shares at a premium.

In addition, pursuant to Belgian company law, the board of directors of Belgian companies may in certain circumstances, and subject to prior authorization by the shareholders, deter or frustrate public takeover bids through dilutive issuances of equity securities (pursuant to the “authorized capital”) or through share buy-backs (i.e. purchase of own shares). In principle, the authorization of the board of directors to increase the share capital of the Company through contributions in kind or in cash with cancellation or limitation of the preferential subscription right of the existing shareholders is suspended as of the notification to the Company by the FSMA of a public takeover bid on the securities of the Company. The general shareholders’ meeting can, however, under certain conditions, expressly authorize the board of directors to increase the capital of the Company in such case by issuing shares in an amount of not more than 10% of the existing shares at the time of such a public takeover bid. (see also “— Rights attached to the ordinary shares”, “— Changes to the share capital” and “— Capital increases decided by the board of directors”).

The Company’s articles of association do not provide for any specific protective mechanisms against public takeover bids.

Squeeze-out

Pursuant to article 7:82 of the Belgian Companies and Associations Code or the regulations promulgated thereunder, a person or legal entity, or different persons or legal entities acting alone or in concert, who own, at least 95% of the securities with voting rights in a limited liability company are entitled to acquire the totality of the securities with voting rights in that company following a squeeze-out offer. With the exception of the securities for which the owner has expressly indicated in writing that he does not wish to relinquish them, the securities not offered at the end of the procedure shall be deemed to have passed automatically to the person making a squeeze-out offer with consignment of the price.

Limitations on the Right to Own Securities

Neither Belgian law nor our articles of association impose any general limitation on the right of non-residents or foreign persons to hold our securities or exercise voting rights on our securities other than those limitations that would generally apply to all shareholders.

Exchange Controls and Limitations Affecting Shareholders

There are no Belgian exchange control regulations that impose limitations on our ability to make, or the amount of, cash payments to residents of the United States.

We are in principle under an obligation to report to the National Bank of Belgium certain cross-border payments, transfers of funds, investments and other transactions in accordance with applicable balance-of-payments statistical reporting obligations. Where a cross-border transaction is carried out by a Belgian credit institution on our behalf, the credit institution will in certain circumstances be responsible for the reporting obligations.

Securities Exercisable for Ordinary Shares (Equity Incentives)

See “Management — Compensation of Our Directors and Executives — Warrant Plans” for a description of securities granted by our board of directors to our directors, members of the executive management team, employees and other service providers.

Listing

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “MDXH.”

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Computershare Trust Company, N.A.